UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2012

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 22, 2012, Apollo Commercial Real Estate Finance, Inc. (the “Company”), through an indirect wholly-owned subsidiary as borrower and on behalf of itself as guarantor, entered into a second amendment letter (the “Second Amendment Letter”) related to its Master Repurchase and Securities Contract with Wells Fargo Bank, N.A. (the “Wells Facility”), which was originally entered into in August 2010 and amended in December 2011, to increase its maximum permitted borrowing under the facility from $262 million to $362 million in order to finance the possible acquisition of certain commercial mortgage-backed securities on or after May 22, 2012 (the “Loan Assets”). The Second Amendment Letter sets the pricing margin for the Loan Assets acquired and financed under the Wells Facility at 2.50%. Advances under the Wells Facility accrue interest at a per annum pricing rate equal to the sum of (i) 30-day LIBOR and (ii) the applicable pricing margin. The Wells Facility matures on the first business day following November 15, 2014 with respect to amounts borrowed to finance the purchase of the Loan Assets, and on August 10, 2012 with respect to amounts borrowed to finance the purchase of all other purchased assets, with a one-year extension available for both maturity dates at the Company’s option, subject to certain restrictions, and upon the payment of an extension fee equal to 0.50% on the then aggregate outstanding repurchase price of the Loan Assets and 0.25% on the then aggregate outstanding repurchase price for all other purchased assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Stuart A. Rothstein
President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary

Date: May 29, 2012